Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS THIRD QUARTER FISCAL 2022 NET INCOME OF $2.9 MILLION AND DECLARES QUARTERLY CASH DIVIDEND

Seventh Consecutive Quarter of Sequential Revenue Growth; All Business Units Grow Versus Third Quarter FY21

Third Quarter Highlights

•	Net sales of $55.3 million were up 22.3% from last year’s third quarter.
•	Sales increased for PMT, Canvys and Healthcare in the third quarter of fiscal 2022 versus the third quarter of fiscal 2021.
•	Backlog increased to $175.6 million in the third quarter versus $146.9 million at the end of the second quarter and $98.7 million at the end of the third quarter of last fiscal year.
•	Gross margin was 31.8% of net sales for the third quarter of fiscal 2022 versus 34.9% of net sales in the prior year’s third quarter primarily due to product mix and higher global freight costs.
•

Operating expenses decreased $1.6 million to $13.9 million compared to the prior year’s third quarter. This decrease was due to the non-recurrence of a $1.6 million legal settlement in the third quarter of fiscal 2021.

•	Operating income was $3.6 million for the third quarter of fiscal 2022 compared to an operating income of $0.3 million in the third quarter of fiscal 2021.
•	Earnings per common share (diluted) were $0.21 for the third quarter of fiscal 2022 compared to $0.02 per common share (diluted) in the third quarter of fiscal 2021.
•	Cash and investments were $39.1 million as of February 26, 2022 versus $39.7 million on November 27, 2021.

LaFox, IL, APRIL 6, 2022: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its third quarter ended February 26, 2022. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“In our third quarter of fiscal 2022, we produced our seventh consecutive quarter of sequential revenue growth,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “With continued growth in our backlog in all three business units, and new customers expressing interest in our growing range of engineered solutions, we remain confident that in spite of the challenging economic environment, fiscal year 2022 will finish with strong sales and improved profitability.”

Third Quarter Results

Net sales for the third quarter of fiscal 2022 increased 22.3% to $55.3 million compared to net sales of $45.2 million in the prior year’s third quarter due to higher net sales across all three business units. PMT sales increased $8.8 million or 25.0% from last year’s third quarter. Demand within PMT was driven by strong growth from new Power and Microwave Technology partners for various applications including Power Management and 5G infrastructure, as well as increasing shipments of our patented ULTRA3000. In addition, sales for several electron tube product lines, including semiconductor wafer fabrication, increased from the third quarter of fiscal 2021. Canvys sales increased by $1.1 million or 15.0% due to strong customer demand in North America and Europe. Richardson Healthcare sales increased $0.2 million or 7.4% primarily due to an increase in parts sales and an increase in demand for the ALTA750TM Tubes.

Gross margin was 31.8% of net sales during the third quarter of fiscal 2022 compared to 34.9% of net sales during the third quarter of fiscal 2021. PMT margin decreased to 32.2% from 34.9% primarily due to product mix. Canvys margin as a percent of net sales decreased to 32.2% from 35.2% because of higher global freight costs. Healthcare gross margin was 25.1% in the third quarter of fiscal 2022 compared to 33.0% in the prior year’s third quarter due to an increase in component scrap expense and rising freight costs.

Operating expenses were $13.9 million compared to $15.5 million in the third quarter of fiscal 2021. The decrease in operating expenses resulted from the non-recurrence of a $1.6 million legal settlement in the third quarter of fiscal 2021. In addition, lower legal fees were offset by higher employee compensation expenses.

The Company reported operating income of $3.6 million for the third quarter of fiscal 2022 compared to an operating income of $0.3 million in the prior year’s third quarter. Other expenses for the third quarter of fiscal 2022, including interest income and foreign exchange, were $0.1 million, compared to other expenses of less than $0.1 million in the third quarter of fiscal 2021.

The income tax provision of $0.6 million for the third quarter of fiscal 2022 reflected a provision for foreign income taxes and the offset of a U.S. tax provision against the valuation allowance. In addition, state income taxes for Illinois increased due to the suspension of net operating loss carryforwards (“NOLs”) until the end of fiscal 2023. Net income for the third quarter of fiscal 2022 was $2.9 million compared to net income of $0.2 million in the third quarter of fiscal 2021. Earnings per common share (diluted) were $0.21 in the third quarter of fiscal 2022 compared to $0.02 per common share (diluted) in the third quarter of fiscal 2021.

Cash and investments at the end of the third quarter of fiscal 2022 were $39.1 million compared to $39.7 million at the end of the second quarter of fiscal 2022 and $47.4 million at the end of the third quarter of fiscal 2021. The Company continues to invest in inventory and working capital to support its growth initiatives as well as, $0.6 million during the quarter on capital expenditures primarily related to its Healthcare and manufacturing businesses as well as its IT System, versus $0.6 million during the third quarter of fiscal 2021.

FINANCIAL SUMMARY – NINE MONTHS ENDED FEBRUARY 26, 2022

•

Net sales for the first nine months of fiscal 2022 were $163.0 million, an increase of 28.9%, compared to net sales of $126.5 million during the first nine months of fiscal 2021. Sales increased by $30.4 million or 30.8% for PMT, $5.2 million or 25.6% for Canvys and $0.9 million or 12.2% for Richardson Healthcare.

•

Gross profit increased to $51.5 million during the first nine months of fiscal 2022, compared to $42.5 million during the first nine months of fiscal 2021. As a percentage of net sales, gross margin decreased to 31.6% of net sales during the first nine months of fiscal 2022, compared to 33.6% of net sales during the first nine months of fiscal 2021, primarily because of product mix in PMT and higher global freight costs in Canvys, partially offset by improved manufacturing efficiencies for Healthcare.

•

Operating expenses decreased to $40.6 million for the first nine months of fiscal 2022, compared to $41.9 million for the first nine months of fiscal 2021. The decrease in operating expenses resulted from the non-recurrence of a $1.6 million legal settlement in the first nine months of fiscal 2021 and lower legal fees, partially offset by higher employee compensation expenses.

•	Operating income during the first nine months of fiscal 2022 was $11.0 million, compared to an operating income of $0.6 million during the first nine months of fiscal 2021.
•

Other expense for the first nine months of fiscal 2022, including interest income and foreign exchange, was less than $0.1 million, as compared to other expense of $0.5 million in the first nine months of fiscal 2021.

•

The income tax provision of $1.3 million during the first nine months of fiscal 2022 reflected a provision for foreign income taxes and the offset of a U.S. tax provision against the valuation allowance. In addition, state income taxes for Illinois increased due to the suspension of NOLs until the end of fiscal 2023.

•

Net income for the first nine months of fiscal 2022 was $9.6 million, versus a net loss of $0.2 million during the first nine months of fiscal 2021. Earnings per common share (diluted) were $0.71 for the first nine months of fiscal 2022 compared to a net loss of $0.02 per common share (diluted) for the first nine months of fiscal 2021.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on May 25, 2022, to common stockholders of record as of May 6, 2022.

CONFERENCE CALL INFORMATION

On Thursday, April 7, 2022, at 9:00 a.m. Central Time, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s third quarter fiscal year 2022 results.  A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA/CANADA) (866) 784-8065 or (International) (602) 563-8684 and enter Conference ID: 8259925 approximately five minutes before the start of the call.  A replay of the call will be available beginning at 1:00 p.m. Central Time on April 7, 2022, for seven days. The telephone number for the replay is (855) 859-2056; Conference ID: 8259925. In addition, there is a webcast link: https://edge.media-server.com/mmc/p/hat5fppd

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K

filed on August 2, 2021, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. More than 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All of our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	February 26, 2022	May 29, 2021
Assets
Current assets:
Cash and cash equivalents	$39,147	$43,316
Accounts receivable, less allowance of $149 and $202, respectively	31,605	25,096
Inventories, net	73,673	63,508
Prepaid expenses and other assets	3,362	2,385
Total current assets	147,787	134,305
Non-current assets:
Property, plant and equipment, net	16,839	17,067
Intangible assets, net	2,077	2,270
Lease ROU asset	3,502	2,570
Non-current deferred income taxes	481	541
Total non-current assets	22,899	22,448
Total assets	$170,686	$156,753
Liabilities
Current liabilities:
Accounts payable	$20,744	$16,979
Accrued liabilities	15,975	14,182
Lease liability current	1,164	1,066
Total current liabilities	37,883	32,227
Non-current liabilities:
Non-current deferred income tax liabilities	235	242
Lease liability non-current	2,113	1,358
Other non-current liabilities	844	1,366
Total non-current liabilities	3,192	2,966
Total liabilities	41,075	35,193
Stockholders’ Equity
Common stock, $0.05 par value; issued and outstanding 11,608 shares on February 26, 2022 and 11,160 shares on May 29, 2021	580	558
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,053 shares on February 26, 2022 and 2,097 shares on May 29, 2021	103	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	65,831	62,707
Retained earnings	60,557	53,297
Accumulated other comprehensive income	2,540	4,893
Total stockholders’ equity	129,611	121,560
Total liabilities and stockholders’ equity	$170,686	$156,753

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Net sales	$55,308	$45,235	$162,991	$126,465
Cost of sales	37,739	29,469	111,468	83,997
Gross profit	17,569	15,766	51,523	42,468
Selling, general and administrative expenses	13,946	15,457	40,550	41,924
Loss (gain) on disposal of assets	—	(6)	2	(6)
Operating income	3,623	315	10,971	550
Other expense (income):
Investment/interest income	(11)	(15)	(36)	(48)
Foreign exchange loss (gain)	121	65	(2)	650
Other, net	17	(25)	39	(61)
Total other expense	127	25	1	541
Income before income taxes	3,496	290	10,970	9
Income tax provision	609	62	1,326	239
Net income (loss)	2,887	228	9,644	(230)
Foreign currency translation gain (loss), net of tax	69	353	(2,353)	2,966
Comprehensive income	$2,956	$581	$7,291	$2,736

Net income (loss) per share:
Common shares - Basic	$0.22	$0.02	$0.73	$(0.02)
Class B common shares - Basic	0.19	0.02	0.66	(0.02)
Common shares - Diluted	0.21	0.02	0.71	(0.02)
Class B common shares - Diluted	0.19	0.02	0.64	(0.02)

Weighted average number of shares:
Common shares – Basic	11,497	11,111	11,320	11,097
Class B common shares – Basic	2,074	2,097	2,089	2,097
Common shares – Diluted	12,027	11,183	11,724	11,097
Class B common shares – Diluted	2,074	2,097	2,089	2,097

Dividends per share:
Common share	$0.060	$0.060	$0.180	$0.180
Class B common share	0.054	0.054	0.162	0.162

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Nine Months Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Operating activities:
Net income (loss)	$2,887	$228	$9,644	$(230)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	872	849	2,560	2,595
Inventory provisions	88	265	228	717
Share-based compensation expense	142	150	514	529
Loss (gain) on disposal of assets	—	(6)	2	(6)
Deferred income taxes	26	3	38	(50)
Change in assets and liabilities:
Accounts receivable	(4,209)	(837)	(7,355)	(1,004)
Inventories	(3,113)	133	(12,295)	(875)
Prepaid expenses and other assets	(2)	428	(1,058)	156
Accounts payable	1,902	496	4,204	(2,027)
Accrued liabilities	563	873	2,075	4,285
Other	(370)	216	(13)	(222)
Net cash (used in) provided by operating activities	(1,214)	2,798	(1,456)	3,868
Investing activities:
Capital expenditures	(554)	(555)	(2,161)	(1,835)
Proceeds from maturity of investments	—	—	—	16,000
Purchases of investments	—	—	—	(9,000)
Net cash (used in) provided by investing activities	(554)	(555)	(2,161)	5,165
Financing activities:
Proceeds from issuance of common stock	1,906	—	2,630	—
Cash dividends paid	(806)	(780)	(2,384)	(2,340)
Payment of financing lease principal	(45)	(45)	(136)	(136)
Net cash provided by (used in) financing activities	1,055	(825)	110	(2,476)
Effect of exchange rate changes on cash and cash equivalents	195	(34)	(662)	1,315
(Decrease) increase in cash and cash equivalents	(518)	1,384	(4,169)	7,872
Cash and cash equivalents at beginning of period	39,665	37,023	43,316	30,535
Cash and cash equivalents at end of period	$39,147	$38,407	$39,147	$38,407

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Third Quarter and First Nine Months of Fiscal 2022 and 2021

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q3 FY 2022		Q3 FY 2021	% Change
PMT	$44,032		$35,237	25.0%
Canvys	8,141		7,078	15.0%
Healthcare	3,135		2,920	7.4%
Total	$55,308		$45,235	22.3%

	YTD FY 2022		YTD FY 2021	% Change
PMT	$128,778		$98,418	30.8%
Canvys	25,732		20,491	25.6%
Healthcare	8,481		7,556	12.2%
Total	$162,991		$126,465	28.9%

Gross Profit
	Q3 FY 2022	% of Net Sales	Q3 FY 2021	% of Net Sales
PMT	$14,163	32.2%	$12,308	34.9%
Canvys	2,618	32.2%	2,493	35.2%
Healthcare	788	25.1%	965	33.0%
Total	$17,569	31.8%	$15,766	34.9%

	YTD FY 2022	% of Net Sales	YTD FY 2021	% of Net Sales
PMT	$41,080	31.9%	$33,530	34.1%
Canvys	8,348	32.4%	7,156	34.9%
Healthcare	2,095	24.7%	1,782	23.6%
Total	$51,523	31.6%	$42,468	33.6%